KPMG	Exhibit 99.3

AFFILIATED COMPUTER SERVICES, INC.
EDUCATION SERVICES

Compliance Audit (Attestation Engagement) for
Lenders and Lender Servicers Participating in the
Federal Family Education Loan Program

Year ending June 30, 2007

AFFILIATED COMPUTER SERVICES, INC.
EDUCATION SERVICES

Table of Contents

		Page

Independent Accountants’ Report

ACS Education Services Statement of Compliance

Schedule of Findings		7

Affiliated Computer Services, Inc. Education Services Report on the Status of the Prior Year’s Audit/Examination Resolution Matter Related to the FFEL Program Prior Year’s Audit Resolution Matter		10

Appendix:

A	Background	11

B	Listing of Lenders Covered by Compliance Attestation	12

i

KPMG	KPMG LLP
Suite 300
400 Capitol Mall
Sacramento, CA 95814

Independent Accountants’ Report

The Board of Directors
Affiliated Computer Services, Inc.
Education Services
Long Beach, California

We have examined Affiliated Computer Services, Inc. (ACS) Education Services’ compliance with the following compliance requirements specified in the Audit Guide, Compliance Audits (Attestation Engagements) for Lenders and Lender Servicers Participating in the Federal Family Education Loan Program (the Guide) issued by the U.S. Department of Education, Office of the Inspector General, dated December 1996, relative to ACS Education Services’ administration of the Federal Family Education Loan Program on behalf of its lender clients during the year ended June 30, 2007 and the effectiveness of ACS Education Services’ internal control over compliance with the following compliance requirements as of June 30, 2007, based upon criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission:

•                  Support for USDE LaRS

•                  Loan Documentation

•                  Payment of Loan Origination Fees

•                  Interest Benefits — Eligibility, Proper Rate and Proper Calculations

•                  Special Allowance Payments — Eligibility and Proper Calculation of Average Daily Balances

•                  Accurate Loan Principal Balances

•                  Reporting of Sales, Purchases and Transfers

•                  Recording of Student Status Changes

•                  Payment Processing

•                  Due Diligence in the Collection of Loans

•                  Timely Filing of Claims

•                  Curing Due Diligence/Timely Filing Violations

ACS Education Services’ management is responsible for compliance with those requirements and maintaining effective internal control over compliance with those requirements.  Our responsibility is to express an opinion on ACS Education Services’ compliance with and the effectiveness of ACS Education Services’ internal control over compliance with the specified compliance requirements based on our examination.

Our examination was conducted in accordance with the attestation standards established by the American Institute of Certified Public Accountants, the standards applicable to attestation engagements contained in Government Auditing Standards, issued by the Comptroller General of the United States, and the Guide and, accordingly, included examining, on a test basis, evidence about ACS Education Services’ compliance with those requirements; obtaining an understanding of the internal control over compliance with the specified compliance requirements; testing and evaluating the design and operating effectiveness of the internal control; and performing such other procedures as we considered necessary in the circumstances.  We believe that our examination provides a reasonable basis for our opinion.  Our examination does not provide a legal determination on ACS Education Services’ compliance with specified requirements.

Because of inherent limitations in any internal control, instances of noncompliance due to errors or irregularities may occur and not be detected.  Also, projections of any evaluation of the internal control over compliance with the specified requirements to future periods are subject to the risk that internal control over compliance may become inadequate because of changes in conditions, or that the degree of compliance with the policies and procedures may deteriorate.

Our examination disclosed noncompliance for loans that had current or prior period manually processed Special Allowance adjustments applicable to ACS Education Services which occurred during the year June 30, 2007, as described in Finding 1 in the accompanying Schedule of Findings.  Our examination also disclosed that ACS did not have adequate management review over the manually processed Special Allowance adjustments for loans described in Finding 1 in the accompanying Schedule of Findings.  We believe such condition represents a material weakness.  A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more that a remote likelihood that material noncompliance with a type of compliance requirement of a federal program will not be prevented or detected by the entity’s internal controls.  Of the significant deficiencies in internal control over compliance described in the accompanying Schedule of Findings, we consider items as described in Finding 1 to be a material weakness.

In our opinion, except for the noncompliance described in the preceding paragraph, ACS Education Services complied, in all material respects, with the aforementioned compliance requirements for the year ended June 30, 2007.  However, we also noted an instance of immaterial noncompliance related to prior period manually processed Interest Benefits adjustment, as described in Finding 2 in the accompanying Schedule of Findings.

In our opinion, except for the effect of the material weakness described in the second preceding paragraph on the achievement of the objectives of the control criteria, ACS Education Services has maintained, in all material respects, effective internal control over compliance with the aforementioned compliance requirements as of June 30, 2007, based upon criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

ACS Education Services’ responses to the findings identified in our audit are described in the accompanying Schedule of Findings.  ACS Education Services reported on the status of the prior year’s audit matters as described in the accompanying “Report on the Status of the Prior Year’s

2

Audit/Examination Resolution Matter Related To The FFEL Program”.  We did not audit ACS Education Services’ response to the findings and ACS Education Services’ status of the prior year’s audit matters and, accordingly, we express no opinion on them.

This report is intended solely for the information and use of the ACS Education Services audit committee, management, lender clients and its auditors, and the U.S. Department of Education and is not intended to be and should not be used by anyone other than these specified parties.

/s/ KPMG LLP

December 21, 2007

3

A C S

December 21, 2007

Guarantor and Lender Oversight Staff
US Department of Education
600 Independence Avenue, SW
Room 4624, ROB-3
Washington, D.C.  20202-5132

We, as members of Affiliated Computer Services, Inc. (ACS) Education Services are responsible for complying with the requirements of the Federal Family Education Loan (FFEL) Program.  We are responsible for, and we have established and maintained, an effective internal control structure over FFEL Program requirements.  We have performed an evaluation of ACS Education Services’ compliance with the following requirements of the FFEL Program during the year ended June 30, 2007.  Based; on this evaluation, we assert that during the year ended June 30, 2007, ACS Education Services has materially complied with the FFEL Program requirements below relative to those .services provided to our clients, except as noted.

•                  The loan information (loan types, interest rate, beginning and ending principal loan balances), and loan status (past due, in grace, in deferment) reported in Parts I, II, III, IV, and V of the Lenders Interest and Special Allowance Request and Report- LaRS, prepared by ACS Education Services and submitted to ED on behalf of our tender clients or the billing information prepared by ACS Education Services and submitted to our tender clients during the year ended June 30, 2007 agrees with ACS Education Services’ summary records/ledger and as of June 30, 2007, ACS Education Services had effective internal control over compliance with the requirements that such information be in agreement.

•                  ACS Education Services supported loans reported in LaRS prepared by ACS Education Services and submitted to ED on behalf of our lender clients or the billing information prepared by ACS Education Services and submitted to our lender clients during the year ended June 30, 2007 with — and as of June 30, 2007, ACS Education Services had effective internal control over compliance requirements for supporting loans with — loan records that include all applicable documents listed in Section II, Compliance Requirement 2, of the Audit Guide that our lender clients have contracted with ACS Education Services to store.

•                  During the year ended June 30, 2007, ACS Education Services completely reported, classified, and computed, in accordance with LaRS instructions — and as of June 30, 2007, ACS Education Services had effective internal control over compliance with LaRS instructions for classifying and computing — the loan origination information reported in Part I of LaRS prepared by ACS Education Services and submitted to ED on behalf of our lender clients or the billing information prepared by ACS Education Services and submitted to our lender clients.

•                  Loans included in Part II of LaRS prepared by ACS Education Services and submitted to ED on behalf of our lender clients or the billing information prepared by ACS Education Services and submitted to our lender clients during the year ended June 30, 2007 were — and as of June 30, 2007, ACS Education Services had effective internal control over compliance with requirements that loans are — (1) in a status eligible for interest benefits, (2) assigned the correct interest rate in accordance with Section 427A(a)-(i) of the HEA, as amended, and (3) classified in the correct interest rate category in accordance with LaRS instructions.  Ending principal amounts, average daily balances, and interest amounts were calculated in accordance with — and as of June 30, 2007, ACS Education Services had effective internal controls over compliance with requirements for calculation in accordance with -LaRS instructions.

•                  Loans included in Part III of LaRS prepared by ACS Education Services and submitted to ED on behalf of our lender clients or the billing information prepared by ACS Education Services and submitted to our lender clients during the year ended June 30, 2007 were — and as of June 30, 2007, ACS Education Services had effective Internal control over compliance with requirements that loans are — (1) in a status eligible for special allowance and (2) properly categorized on the LaRS in accordance with the LaRS instructions.  Ending principal balances, average daily balances, and adjustments for differences in average daily balances were calculated in accordance with — and as of June 30, 2007, ACS Education Services had effective internal controls over compliance with requirements for calculation in accordance with — LaRS instructions, except for loans with manually processed current and prior period Special Allowance adjustments.

•                  In Parts IV and V of LaRS prepared by ACS Education Services and submitted to ED on behalf of our lender clients or the billing information prepared by ACS Education Services and submitted to our lender clients during the year ended June 30, 2007, ACS Education Services properly classified and accurately reported — and, as of June 30, 2007, ACS Education Services had effective internal control over compliance with requirements to properly classify and report — loan principal balances in accordance with the LaRS instructions and included all outstanding loans (except those for which the guaranty was voided are not included in Parts IV and V).

•                  Loan purchases and sales made on behalf of our lender clients during the year ended June 30, 2007 were recorded by ACS Education Services in accordance with — and as of June 30, 2007, ACS Education Services had effective internal control over compliance for recording loan purchases/sales in accordance with applicable loan purchase/safe instructions provided to ACS Education Services by their lender clients with respect to the start/end date of eligibility for interest, special allowance and responsibility for payment of loan origination fees.  During the year ended June 30, 2007, ACS Education Services recorded completely and accurately in the servicer’s loan servicing systems — and as of June 30, 2007, ACS Education Services had effective internal control over compliance with requirements to record completely and accurately in the servicer’s loan servicing systems — all applicable LaRS loan data for loans transferred, including beginning balances.

•                  Upon receipt of Student Status Confirmation Reports or other notification of change information for loans serviced during the year ended June 30, 2007, ACS Education Services accurately updated — and as of June 30, 2007, ACS Education Services had effective internal control over compliance with requirements to accurately update — loan records for changes to student status, including conversion to repayment status in accordance with 34 CFR 682.401(b)(20) and 34 CFR 682.209, respectively.

•                  For loans serviced during the year ended June 30, 2007, ACS Education Services:  (a) calculated - and as of June 30, 2007, ACS Education Services had effective internal control over compliance with requirements to calculate - interest and principal in accordance with 34 CFR 682.304 and (b) applied — and as of June 30, 2007, ACS Education Services had effective internal control over compliance with requirements to apply — (i) loan payments effective with the day of receipt and (ii) prepayments in accordance with 34 CFR 682.209 (b) or the documented specific request of the borrower.

•                  For loans serviced during the year ended June 30, 2007, ACS Education Services complied with — and as of June 30, 2007, ACS Education Services had effective internal control over compliance with — the due diligence requirements for collection of delinquent loans, including the requirements for skip-tracing or pre-claims assistance set forth in 34 CFR 682.411(c)-(m).

•                  For loans serviced during the year ended June 30, 2007, ACS Education Services complied with — and as of June 30, 2007, ACS Education Services had effective internal control over compliance with — deadlines for timely filing of claims with the guaranty agency concerning death, disability, false certification, closed schools, or bankruptcy contained in 34 CFR 682.402(b), (c), (d), (e), (f) and (g) for default claims contained in 34 CFR 682.406(a)(5).  For loans serviced during the year ended June 30, 2007, ACS Education Services accurately categorized — and as of June 30, 2007, ACS Education Services had effective internal control over compliance with requirements for accurately categorizing — amounts pertaining to claims in LaRS.

•                  For loans with timely-filing violations or due diligence violations that were cured during the year ended June 30, 2007, ACS Education Services documented that it performed — and, as of June 30, 2007, ACS Education Services had effective internal control over compliance with requirements to perform — cure procedures required by 34 CFR 682 Appendix D [Bulletin 88-G-138].  For loans on which a cure was required but that were not cured during the year ended June 30, 2007, ACS Education Services properly categorized - and, as of June 30, 2007, ACS Education Services had effective internal control over compliance with the requirements to properly categorize the loans in LaRS prepared and submitted to ED on behalf of our lender clients or the billing information prepared by ACS Education Services and submitted to our lender clients.

Very Truly Yours,

Affiliated Computer Services, Inc.
Education Services, GLS Division

/s/ Meta Gonzalez
Meta Gonzalez
Senior Vice President
ACS Education Services

AFFILIATED COMPUTER SERVICES, INC.
EDUCATION SERVICES

Schedule of Findings

FINDING NO. 1

Current and Prior Period Manually Processed Special Allowance Adjustments

Criteria:

§ 34CFR682.304  Methods for computing interest benefits and Special Allowance.

(a) General.  The Secretary pays a lender interest benefits and Special Allowance on eligible loans on a quarterly basis.  These calendar quarters end on March 31, June 30, September 30, and December 31 of each year.  A lender may use either the average daily balance method or the actual accrual method to determine the amount of interest benefits payable on a lender’s loans.  A lender shall use the average daily balance method to determine the balance on which the Secretary computes the amount of Special Allowance payable on its loans.

Statement of Condition:

We noted 5 loans out of 60 sampled loans that had a prior period Special Allowance adjustment that was calculated incorrectly and 4 loans out of 40 sampled loans that had the current period Special Allowance adjustment calculated incorrectly.

A manual Special Allowance adjustment was required for these 9 loans.  The processors incorrectly performed the manual adjustments related to deferments, separation date changes, refunds or payment transfers.

•                  For two loans under Lender ID #833921 that had a prior period Special Allowance adjustment, manual processed adjustments were required due to changes in the deferment periods but were processed incorrectly.

•                  For one loan under Lender ID #834004 that had a prior period Special Allowance adjustment, a manual processed adjustment error occurred when a disbursement was refunded.

•                  For two loans under Lender ID #833955 that had a prior period Special Allowance adjustment, a manual processed adjustment error occurred related to a transfer in payment transaction.

•                  For four loans under Lender ID #833806 that had a current period Special Allowance adjustment, the average daily balance for a Special Allowance category was adjusted incorrectly when a separation date was changed.

Cause:

The cause of the errors was the lack of management review of the manually processed current and prior period Special Allowance adjustments.

Effect:

•                  For one of the loans that had a prior period Special Allowance manual adjustment, the error caused the incorrect Special Allowance rate to be applied to the average daily balance.

•                  For the other four loans that had prior period Special Allowance manual adjustment errors, the errors resulted in three Special Allowance adjustments under billings and one over billing on the LaRS Report.

•                  For the four loans that had a current period Special Allowance manual adjustment, the errors resulted in all four current period Special Allowance adjustments being over billed on the LaRS.

ACS Education Services should conduct an analysis to identify all manually processed current and prior Special Allowance adjustments during the review period to determine the overall impact of the manual errors.

Recommendation:

We recommend that ACS Education Services strengthen its quality assurance review related to current and prior period Special Allowance manual adjustments to system records.  We also recommend that ACS Education Services provide additional training to its processors for manual adjustments for Special Allowance.

Management’s Response:

The 2006 Compliance Audit cited an error which resulted in overpayment of special allowance.  During this fiscal year, ACS initiated a review of the system error and worked closely with the Department of Education to ensure those amounts were repaid.  During this review other processing steps were also analyzed.  In doing so, it was found that operational staff did not sufficiently understand the affect routine servicing transactions had on government billing.  As a result, errors were being made when processing manual adjustments and those errors were not identified and corrected during subsequent quality control reviews.  These errors resulted in both over billing and under billing of special allowance.

The Department of Education was informed of our findings related to manual processing errors.  To assess the impact this had on government billing, ACS contracted with Navigant Consulting, an independent international consulting firm with significant expertise in statistical analysis, to conduct a statistical analysis of the manual transactions processed between July 1, 1995 and February 3, 2006.

To increase staff understanding of the impact incorrect processing could have on government billing, extensive retraining was conducted in March 2007.  Staff was provided updated procedures and formal training on the proper steps to take when processing manual adjustments.  In addition, the quality review process was strengthened to more completely analyze manual adjustments processed.  We continued to monitor and reinforce these procedures throughout the remainder of the fiscal year.

AFFILIATED COMPUTER SERVICES, INC.
EDUCATION SERVICES

Schedule of Findings

FINDING NO. 2

Prior Period Manually Processed Interest Benefit Adjustments

Criteria:

§ 34CFR682.304  Methods for computing interest benefits and Special Allowance.

(a) General The Secretary pays a lender interest benefits and Special Allowance on eligible loans on a quarterly basis.  These calendar quarters end on March 31, June 30, September 30, and December 31 of each year.  A lender may use either the average daily balance method or the actual accrual method to determine the amount of interest benefits payable on a lender’s loans.  A lender shall use the average daily balance method to determine the balance on which the Secretary computes the amount of Special Allowance payable on its loans.

Statement of Condition:

We noted 1 loan out of 60 sampled loans that had a prior period Interest Benefit adjustment that was calculated incorrectly.

The processor incorrectly performed the manual adjustments related to a deferment.  For the loan under Lender ID #833955 that had a prior period Interest Benefit adjustment, the processor should have added Interest Benefits for one loan due to an increase in deferment.  However, the processor decreased Interest Benefits.

Cause:

The cause of the errors was the lack of management review of the manually processed prior period Interest Benefits adjustments.

Effect:

For the prior period Interest Benefit adjustment, the resulting effect of the error caused Interest Benefits to be reported incorrectly.  The error resulted in Interest Benefits being under billed on the LaRS Report.

Recommendation:

We recommend that ACS Education Services strengthen its quality assurance review related to prior period Interest Benefits manual adjustments to system records.  We also recommend that ACS Education Services provide additional training to its processors for manual adjustments for Interest Benefits.

Management’s Response:

In March 2007, all processing staff was provided recurrent training on interest benefit and special allowance adjustment transactions.  Quality Assurance staff was also provided additional training on reviewing those adjustments in an effort to better identify errors made.

AFFILIATED COMPUTER SERVICES, INC.
EDUCATION SERVICES
REPORT ON THE STATUS OF THE PRIOR YEAR’S AUDIT/
EXAMINATION RESOLUTION MATTER RELATED TO THE FFEL PROGRAM

Finding No. 1:                                                                     In an examination performed by KPMG LLP (KPMG) dated November 30, 2006 and titled “Affiliated Computer Services, Inc. (ACS) Education Services Compliance Audit (Attestation Engagement) for Lenders and Lender Servicers Participating in the Federal Family Education Loan Program, Year ending June 30, 2006” KPMG noted 21 out of 45 loans reviewed that had prior period adjustments where average daily balance amounts were calculated incorrectly due to the loan servicing system program errors.  The 21 exceptions were related to Stafford type loans that had deferment adjustments with certain Special Allowance codes.  For the 21 exceptions, 6 exceptions related to the LaRS submitted in the September 30, 2005 quarter, 11 exceptions related to the LaRS submitted in the December 31, 2005 quarter, 3 exceptions related to the LaRS submitted in the March 31, 2006 quarter, and 1 exception related to the LaRS submitted in the June 30, 2006 quarter that related to the month of January 2006.  Management review of the system program changes related to processing prior period adjustments for Stafford type loans with certain Special Allowance codes was not performed on a timely basis.

Status:                                                                                                           ACS Education Services corrected the system program error on February 3, 2006 for the Stafford type loans that had prior period adjustments related to a separation date change, deferment, or deferment reversal for the proper reporting of Special Allowance payments.  ACS Education Services has performed an impact analysis of the system error over the period July 1, 1995 through February 3, 2006 and reported the over billings of prior period Special Allowance in the June 30, 2007 Supplemental LaRS and September 30, 2007 Supplemental LaRS to the Department of Education.  ACS Education Service will report the final correction of the over billing of prior period Special Allowance in the December 31, 2007 Supplemental LaRS to the Department of Education.

APPENDIX A

BACKGROUND

The Higher Education Act of 1965 (HEA), as amended, requires each lender, as defined in Section 428(b)(l)(U) of the HEA, participating in the Federal Family Education Loan (FFEL) Program to obtain a compliance attestation of its FFEL Program.  These compliance attestations are performed in accordance with the AICPA’s Professional Standards for Attestation Engagements (SSAE) No. 10, Section 601, the general fieldwork and reporting standards in Government Auditing Standards, issued by the Comptroller General of the United States; and the Audit Guide, Compliance Audits (Attestation Engagements) for Lenders and Lender Servicers Participating in the Federal Family Education Loan Program (the Guide) issued by the US Department of Education, Office of Inspector General, dated December 1996.

Lenders using a third-party service organization(s) to service all or part of its FFEL Program loan portfolio may not be able to make all of the assertions required in Section II of the Audit Guide.  In those situations, the Department of Education will accept, as meeting the lender audit requirement, an independent accountants’ report based upon an “alternative or combined” engagement as defined in Section III of the Audit Guide.  The lender must obtain from the service organization an audit/attestation report that meets the requirements described in Section III of the Audit Guide.

The independent accountants’ report(s) must include their opinion with respect to the service organization’s compliance with the specified requirements in Section II of the Audit Guide pertaining to functions carried out by the servicer organization.

ACS Education Services is a for profit third-party student loan servicing organization responsible for the proper and timely performance of many aspects of student loan processing.  The primary services provided to the loan holders by ACS Education Services are:

•                                          accepting loan origination and disbursement information on new and existing borrowers;

•                                          processing of general borrower correspondence, forbearance and deferment requests and borrower status changes;

•                                          receiving and tracking original, imaged, or electronic loan documentation;

•                                          maintaining borrower demographic information while the student is in school, billing accrued interest to the appropriate parties, and combining multiple loans where appropriate;

•                                          processing borrower loans through the grace period, placing the loans into repayment, and calculating monthly payment amounts; and;

•                                          applying loan payments, calculating delinquency periods, collection activities, claim processing on defaulted loans and cure procedures for defaulted loans rejected by the guarantor.

The functions described above provide a basis for ACS Education Services to prepare information for the quarterly Lender Reporting System (LaRS) filings.

The lender ID’s covered by this report are included in Appendix B.

APPENDIX B

LISTING OF LENDERS COVERED BY COMPLIANCE ATTESTATION

801871	808865	819438	824780	829691	831539	832919	833617	833955	834159
823132	808927	819504	824901	829704	831543	832935	833645	833962	834172
824421	808936	819873	824935	829775	831640	833078	833653	833963	834179
800061	808956	820163	825136	830005	831683	833079	833659	834003	834192
802176	809563	820164	825163	830308	831692	833175	833670	834004	834204
802218	809921	820166	825487	830480	831785	833197	833732	834011	834218
802486	810235	820418	825550	830485	831925	833207	833733	834012	834226
802933	810691	820480	826351	830486	831927	833228	833741	834042	834278
805317	810948	820622	826442	830628	831940	833233	833750	834051	834308
805595	811076	820734	826799	830631	831957	833278	833752	834058	834331
807510	811077	821620	826855	830713	831994	833285	833770	834076	834355
807596	811078	821623	826884	830772	831997	833289	833789	834086	899980
807974	811303	822170	827735	830841	832095	833325	833806	834088	899996
807983	811325	822371	827756	830931	832129	833347	833838	834101
807989	811571	822425	827800	831008	832145	833356	833860	834117
808012	811577	822427	828257	831106	832304	833361	833864	834118
808058	811613	822904	828707	831127	832347	833364	833872	834119
808111	813749	823730	828798	831211	832519	833395	833873	834124
808125	813891	823817	828863	831299	832537	833396	833921	834127
808588	813934	824038	829064	831364	832547	833405	833922	834129
808626	814667	824206	829174	831419	832603	833422	833923	834136
808717	817970	824287	829626	831455	832640	833471	833934	834145
808732	819012	824515	829639	831458	832793	833500	833953	834148
808755	819271	824749	829677	831495	832908	833585	833954	834158